LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that Structured Asset Securities Corporation II, as depositor (the "Depositor"), for transactions under those certain Pooling and Servicing Agreements as listed in Exhibit A (the "PSA"), does hereby nominate, constitute and appoint LaSalle Bank National Association, as trustee under the PSA ("LaSalle"), as its true and lawful attorney-in-fact for the limited purpose of preparing, executing and filing, in the Depositor's name, SEC Form 10-K, and any amendments thereto, with all required attachments and any other items specifically provided in the PSA to be executed and filed by LaSalle on behalf of the Depositor.

The Depositor hereby undertakes to ratify and confirm any and all action that LaSalle may do or cause to be done within the scope of the authority conferred hereby. LaSalle is authorized to deliver copies of this Limited Power of Attorney to third parties, who may rely hereon.

This Limited Power of Attorney shall be governed by the laws of the State of Illinois and shall be irrevocable from the date hereof and shall remain in full force and effect until due written notice of its revocation is given by the undersigned to LaSalle by registered mail.

Dated: March 31, 2003

STRUCTURED ASSET SECURITIES CORPORATION II

By: /s/ Tracy Dembicer

Title: Authorized Signatory

CORPORATE ACKNOWLEDGMENT

STATE OF New York )

) ss:

COUNTY OF New York )

On the 31 day of March, 2003, before me, a notary public in and for said County and State, came Tracy Dembicer to me known to be the Authorized Signatory of Structured Asset Securities Corp. II (the "Corporation"), who acknowledged that (s)he signed the foregoing instrument in the name and on behalf of the Corporation as its voluntary act and deed, pursuant to authority duly conferred upon him/her as an officer of the Corporation.

/s/ Edna Lanahan

Notary Public

EDNA LANAHAN

Notary Public, State of New York

No. 01LA6070349

Qualified in New York County

Commission Expires March 4, 2006